Exhibit 1.7

COPY
Interdistrict inspectorate of the FTS of Russia No 46
Moscow city
Name of the registration agency
the entry to the Uniform State Register of Legal Entities
as of August, 24, 2009
OGRN 1037703012896
GRN  8097747524174
the copy of the document is kept in the registration agency

Signature
Seal
Round stamp

APPROVED
By the Board of Directors of Mechel OAO
Minutes of the Board of Directors dated 11/08/2009
Chairman of the Board of Directors

  (signature)       (V. V. Proskurnya)

Secretary of the Meeting
   (signature)          (I. N. Ipeeva)

round stamp of Mechel OAO

AMENDMENTS
TO THE CHARTER OF
Open Joint Stock Company
“Mechel”
(hereinafter, the “Company”)

1. Article 3 of the Charter of the Company “Legal status of the Company” shall be complemented by paragraph 3.18 as follows:

“The Company has the following representative office:

•	Representative office of the Company in the Republic of Korea located at the address: No. 202, 146-5 LOFT Building, Samsung-Dong, Kangnam-Ku, Seoul, Korea, 135-878.”

Moscow, 2009